Exhibit 99.1

FTC Solar Announces Third Quarter 2021 Financial Results

Third Quarter Highlights and Recent Developments

•
Third quarter revenue of $53.0 million, up 5.8% q/q; nine-month revenue up 18% y/y;
•
Added to executed contracts and awarded orders, now totaling $752 million YTD through Nov. 9*;
•
Announced 1.7GW transaction to supply trackers to multiple projects in development by a leading project developer;
•
Awarded three new projects in Australia, including largest to-date, and first two projects in Africa;
•
Sean Hunkler named CEO; and
•
Continue to expect strong sequential revenue growth in Q4, despite project delays/push-outs.

AUSTIN, Texas — November 10, 2021 – FTC Solar, Inc. (Nasdaq: FTCI), a fast-growing global provider of solar tracker systems, software and engineering services, today announced financial results for the third quarter ended September 30, 2021.

“Adjusted EBITDA for the third quarter came in toward the high-end of the company’s guidance range”, said Sean Hunkler, FTC Solar President and Chief Executive Officer, “with lower logistics and operating expenses offsetting lower than target revenue, as some production/revenue recognition shifted between periods.”

“As I cross the six-week mark as CEO, I’m excited by what I have seen so far and by the promising long-term prospects ahead for FTC Solar. We have strong and expanding customer relationships, underscored by our multi-year transaction with a leading project developer for a significant portion of the pipeline being developed by them – a first of its kind transaction for FTC Solar.  As part of the transaction, FTC intends to make a limited amount of development capital available to some of these projects. We also have numerous opportunities to add new customers both domestically and around the world. We are pleased to report that we’ve recently seen additional growth on this front, including our first two projects in Africa as well as three more projects awards in Australia, including our largest there to-date.

“These wins have supported our contracted and awarded order growth, which was up about 580% on a year-to-date basis to today, with another $267 million added since our most recent update as of August 1. Excluding the amount included in reported first-nine months revenue, executed contracts and awarded orders as of November 9 were $692 million, with expected delivery dates in 2021 and beyond. At this point, we’ve now added more revenue to our backlog in the last five months than we’ve reported in the history of the company to date.”

Summary Financial Performance: Q3 2021 and Q3 2020 (in thousands, except per share data and percentages)

	GAAP		Non-GAAP
	Three Months Ended September 30,
	2021	2020	2021	2020
Revenue	$52,989	$59,640	$52,989	$59,640
Gross margin	-15.2%	4.8%	-14.5%	4.9%
Operating expense	$14,732	$5,391	$8,377	$5,020
Operating loss	$(22,771)	$(2,525)	$(16,090)	$(2,074)
Net loss	$(22,915)	$(2,840)	$(16,313)	$(2,172)
Diluted EPS	$(0.24)	$(0.04)	$(0.17)	$(0.03)

See reconciliations of all non-GAAP to GAAP measures presented in this release in the tables below.

*Includes amounts included in first nine months reported revenue. We define executed contracts and awarded orders as orders that have been documented and signed through a contract, where we are in the process of documenting a contract but for which a contract has not yet been signed, or that are subject to multi-project transactions, included as described herein. In the case of certain projects, including those that are scheduled for delivery on later dates, we have not locked in binding pricing with customers and we instead use estimated average selling price to calculate the revenue included in our executed contracts and awarded orders for such projects. Actual revenue for these projects could differ once contracts with binding pricing are executed. See press release text for current balance of executed contracts and awarded orders.

Hunkler continued, “As we continue to win business and grow, our ability to maximize value for customers and stakeholders is of critical importance. Our sharp focus will be on operational excellence as we navigate the current commodity and logistics environment(s) and position ourselves for long-term growth and profitability. This includes our design-to-value initiative, which is sharply focused on improving project margin by reducing manufacturing and materials costs. Initial results from this initiative became evident in Q3, and these improvements are expected to be an increasing contributor to improved profitability in future quarters. The design-to-value initiative is also expected to leverage our emerging R&D pipeline where I see the potential to accelerate certain opportunities.”

Third Quarter 2021 Results

Total third quarter revenue was $53.0 million, an increase of 5.8% compared to the prior quarter, on slightly higher product volume and higher ASP, and a decrease of approximately 11% compared with the third quarter of 2020, on lower product volume.

GAAP Gross loss was $8.0 million compared to $16.1 million in the prior quarter, driven primarily by lower stock-based compensation relative to our first quarter as a public company, and lower logistics expense on fewer deliveries, and compared to a gross profit of $2.9 million in the prior year period, with the difference driven primarily by approximately $6 million in increased logistics expense that was not passed along to customers and a strong ramp up in employee count and other overhead expenses to support the company’s growth trajectory.  The logistics impact of $6 million in the third quarter was lower than the $12-$15 million indicated in the company’s guidance, with a portion shifting to the fourth quarter corresponding with the shift in production.

GAAP operating expenses were $14.7 million.  On a non-GAAP basis, excluding stock-based compensation and certain other expenses, operating expenses were $8.4 million, better than the company’s guidance range due to cost controls and timing between quarters, which compares to $5.0 million in the year-ago quarter. The year-over-year increase was driven primarily by necessary growth in staffing and operating as a public company.

GAAP net loss was $22.9 million or $0.24 per share, compared to a loss of $52.4 million,(a) or $0.61 per share in the prior quarter, and compared to a net loss of $2.8 million, or $0.04 per share in the year-ago quarter. Adjusted EBITDA loss, which excludes a $5.4 million impact of stock-based compensation, certain consulting and legal fees and other non-cash items, was $16.1 million. This was also better than the midpoint of the company’s guidance range, due to lower operating and shipping expenses. This result compares to an Adjusted EBITDA loss of $16.7 million in the prior quarter and $2.1 million in the year-ago quarter.

Fourth Quarter 2021 Outlook

Looking ahead, the company continues to expect strong sequential revenue growth in the fourth quarter. However, due to an abrupt delay of customer purchase order decisions from the fourth quarter into 2022, driven primarily by module pricing and availability uncertainty, on top of already elevated commodity and logistics pricing in the marketplace, our revenue expectations for the fourth quarter are now lower than our prior target, as anticipated revenue pushes to subsequent periods. Importantly, the company views this as merely a delay, not a loss, of this business. Overall, we continue to see strong demand for our products with our contracted and awarded orders growing at a healthy clip and our overall project pipeline at record levels.

For the fourth quarter, the company currently expects:

($ in millions)	3Q'21 Guidance	3Q'21 Actual	4Q'21 Guidance
Revenue	$56.0-$62.0	$53.0	$70.0-$80.0
Non-GAAP Operating Expenses	$8.7-$9.7	$8.4	$9.0-$10.0
Adjusted EBITDA	$(19.7)-$(14.7)	$(16.1)	$(12.5)-$(16.5)

Assumptions:

•
Utilization of break-bulk shipping beginning in the fourth quarter should help to mitigate margin impacts;
•
Anticipated logistics impact to the fourth quarter is approximately $3-5 million;

•
This outlook would result in full year revenue between $239-$249 million , representing growth of 27%-33%.

Third 2021 Earnings Conference Call

FTC Solar’s senior management will host a conference call for members of the investment community that will be held at 8:30 a.m. E.T. today, during which the company will discuss its third quarter results, its outlook and other business items. This call will be webcast and can be accessed within the Investor Relations section of the FTC Solar website at investor.ftcsolar.com. A replay of the conference call will also be available on the website for 30 days following the webcast.

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a fast-growing, global provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. You should not rely on our forward-looking statements as predictions of future events, as actual results may differ materially from those in the forward-looking statements because of several factors, including those described in more detail in our filings with the U.S. Securities and Exchange Commission, including the section entitled “Risk Factors” contained therein. FTC Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

FTC Solar Media Contact:

Scott Deitz
On behalf of FTC Solar
T: (336) 908-7759

# # #

FTC Solar, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Product	$45,582	$48,879	$137,799	$122,197
Service	7,407	10,761	31,005	20,976
Total revenue	52,989	59,640	168,804	143,173
Cost of revenue:
Product	48,090	46,513	146,964	114,883
Service	12,938	10,261	45,810	19,826
Total cost of revenue	61,028	56,774	192,774	134,709
Gross profit (loss)	(8,039)	2,866	(23,970)	8,464
Operating expenses
Research and development	2,116	1,438	9,653	4,047
Selling and marketing	2,224	1,041	6,421	2,374
General and administrative (Note. 9)	10,392	2,912	63,217	7,630
Total operating expenses	14,732	5,391	79,291	14,051
Loss from operations	(22,771)	(2,525)	(103,262)	(5,587)
Interest expense	(301)	(70)	(515)	(303)
Gain from disposal in equity investment	210	-	20,829	-
Gain (loss) on extinguishment of debt	-	(34)	790	(75)
Other expense	(12)	(1)	(58)	(1)
Loss before income taxes	(22,874)	(2,630)	(82,216)	(5,966)
(Expense) benefit from income taxes	(41)	(24)	(137)	115
Loss from unconsolidated subsidiary	-	(186)	(354)	(345)
Net loss	$(22,915)	$(2,840)	$(82,707)	$(6,196)
Other comprehensive income (loss):
Foreign currency translation adjustments	3	(12)	9	(20)
Comprehensive loss	$(22,912)	$(2,852)	$(82,698)	$(6,216)
Net loss per share:
Basic	$(0.24)	$(0.04)	$(0.99)	$(0.09)
Diluted	$(0.24)	$(0.04)	$(0.99)	$(0.09)
Weighted-average common shares outstanding:
Basic	94,596,519	67,567,724	83,860,250	69,857,468
Diluted	94,596,519	67,567,724	83,860,250	69,857,468

FTC Solar, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	September 30, 2021	December 31, 2020

ASSETS
Current assets
Cash	$140,662	$32,359
Restricted cash	—	1,014
Accounts receivable, net	53,668	23,734
Inventories	11,276	1,686
Prepaid and other current assets	23,558	6,924
Total current assets	229,164	65,717
Investments in unconsolidated subsidiary	—	1,857
Other assets	6,265	3,819
Total assets	$235,429	$71,393
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$16,556	$17,127
Line of credit	—	1,000
Accrued expenses and other liabilities	40,246	18,495
Accrued interest – related party	—	207
Deferred revenue	9,606	22,980
Total current liabilities	66,408	59,809
Long-term debt and other borrowings	—	784
Other non-current liabilities	5,661	3,349
Total liabilities	72,069	63,942
Commitments and contingencies (Note 8)
Stockholders’ equity
Preferred stock par value of $0.0001 per share, 10,000,000 shares authorized; none issued as of December 31, 2020 and September 30, 2021	—	—
Common stock par value of $0.0001 per share, 850,000,000 shares authorized; 66,155,340 and 84,944,145 shares issued and outstanding as of December 31, 2020 and September 30, 2021	8	1
Treasury stock, at cost; 9,896,666 and 10,762,566 shares as of December 31, 2020 and September 30, 2021	—	—
Additional paid-in capital	288,696	50,096
Accumulated other comprehensive income (loss)	6	(3)
Accumulated deficit	(125,350)	(42,643)
Total stockholders’ equity	163,360	7,451
Total liabilities and stockholders’ equity	$235,429	$71,393

FTC Solar, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(82,707)	$(6,196)
Adjustments to reconcile net loss to cash used in operating activities:	—
Stock-based compensation	58,532	1,381
Depreciation and amortization	383	43
(Income) loss from unconsolidated subsidiary	354	345
Gain from disposal of equity investment	(20,829)	—
(Gain) loss on extinguishment of debt	(790)	76
Warranty provision	2,118	5,195
Warranty asset	(484)	(726)
Bad debt expense	83	—
Deferred income taxes	—	(3)
Other non-cash items	—	43
Changes in operating assets and liabilities:
Accounts receivable, net	(30,017)	(12,219)
Inventories	(9,590)	(1,523)
Prepaid and other current assets	(16,609)	(4,351)
Other assets	180	(365)
Accounts payable	(535)	4,009
Accruals and other current liabilities	21,243	13,825
Accrued interest – related party debt	(207)	(112)
Deferred revenue	(13,374)	(14,108)
Other non-current liabilities	904	386
Other, net	(1,068)	(338)
Net cash used in operating activities	(92,413)	(14,638)
Cash flows from investing activities:
Purchases of property and equipment	(779)	—
Proceeds from disposal of equity method investment	22,332	—
Net cash provided by investing activities:	21,553	—
Cash flows from financing activities:
Proceeds from borrowings	—	784
Repayments of borrowings	(1,000)	(4,000)
Repurchase and retirement of common stock	(54,155)	—
Offering costs paid	(5,942)	—
Deferred financing costs for revolving credit facility	(2,077)	—
Proceeds from stock issuance	241,314	30,000
Net cash provided by financing activities	178,140	26,784
Effect of exchange rate changes on cash and restricted cash	9	(20)
Net increase in cash and restricted cash	107,289	12,126
Cash and restricted cash at beginning of period	33,373	8,235
Cash and restricted cash at end of period	140,662	20,361

Supplemental disclosures of cash flow information:
Purchase of property and equipment included in accounts payable	$40	$—
Non-cash gain on extinguishment of debt from PPP loan forgiveness	$(790)	$—
Cash paid during the period for interest	$332	$350

Reconciliation of cash and restricted cash at period end	September 30, 2021	December 31, 2020
Cash	140,662	32,359
Restricted cash	—	1,014
Total cash and restricted cash	$140,662	$33,373

Because of these limitations, Non-GAAP Gross Margin, Non-GAAP Operating Expense, Non-GAAP Net Loss and Adjusted Non-GAAP Net Loss Per Share (Adjusted EPS) should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP and you should not rely on any single financial measure to evaluate our business. These Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure as disclosed below.

The following table reconciles Non-GAAP Gross Margin for the three and nine months ended September 30, 2021 and 2020, respectively:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP gross profit (loss)	$(8,039)	$2,866	(23,970)	$8,464
Stock-based compensation	342	80	7,571	244
Other costs	-	-	460	-
Non-GAAP gross profit (loss)	(7,697)	2,946	(15,939)	8,708
Non-GAAP revenue	$52,989	$59,640	168,804	$143,173
Non-GAAP gross margin	-14.5%	4.9%	-9.4%	6.1%

The following table reconciles GAAP Operating Expense to Non-GAAP Operating Expense for the three and nine months ended September 30, 2021 and 2020, respectively:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP Operating expense	$14,732	$5,391	$79,291	$14,051
Depreciation expense	(20)	(3)	(48)	(10)
Amortization of intangibles	-	-	-	(33)
Stock-based compensation	(5,039)	(369)	(50,960)	(1,138)
Other costs	(1,296)	$-	(4,733)	$-
Non-GAAP Operating expense	$8,377	$5,019	$23,550	$12,870

The following table reconciles GAAP Operating Loss to Non-GAAP Operating Loss for the three and nine months ended September 30, 2021 and 2020, respectively:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP Operating loss	$(22,771)	$(2,525)	$(103,262)	$(5,587)
Depreciation expense	53	3	95	10
Amortization of intangibles	-	-	-	33
Stock-based compensation	5,381	449	58,531	1,382
Other costs	1,247	$-	5,136	$-
Non-GAAP Operating loss	$(16,090)	$(2,073)	$(39,500)	$(4,162)

The following table reconciles Net Loss to Adjusted EBITDA for the three and nine months ended September 30, 2020 and 2021, respectively:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(in thousands)
Net loss	$(22,915)	$(2,840)	$(82,707)	$(6,196)
Income tax (benefit)	41	24	137	(115)
Interest expense, net	128	70	227	303
Depreciation expense	53	3	95	10
Amortization of intangibles	—	—	—	33
Amortization of debt issuance costs	173	—	288	—
Stock-based compensation	5,381	449	58,531	1,382
(Gain) loss on extinguishment of debt(a)	—	34	(790)	75
(Gain) from disposal of equity investment	(210)	—	(20,829)	—
Non-routine legal fees (b)	988	—	1,763	—
Severance(c)	—	—	295	—
Other costs(d)	270	—	3,135	—
Loss from unconsolidated subsidiary(e)	—	186	354	345
Adjusted EBITDA	$(16,091)	$(2,074)	$(39,500)	$(4,163)

(a) The gain on extinguishment of debt for the nine months ended September 30, 2021 resulted from forgiveness of a loan under SBA’s Paycheck Protection Program. See “Note -7 Debt and Other Borrowings”.

(b) Represents legal fees incurred that were not ordinary or routine to the operations of the business.

(c) Represents severance accrued related to an agreement with an employee due to restructuring changes.

(d) Represents consulting fees in connection with operations and finance and other costs associated with our IPO and one-time CEO transition cost.

(e) Represents results of an entity that we do not consolidate, as our management excludes these results when evaluating our operating performance.

The following table reconciles Net Loss to Adjusted Non-GAAP Net Loss and Adjusted EPS for the three and nine months ended September 30, 2021 and 2020, respectively. All shares and per share amounts have been adjusted for a 8.25-for-1 share forward stock split which took effect on April 27, 2021:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(in thousands, except per share data)
Net loss	$(22,915)	$(2,840)	$(82,707)	$(6,196)
Amortization of intangibles	—	—	—	33
Amortization of debt issuance costs	173	—	288	—
Stock-based compensation	5,381	449	58,531	1,382
(Gain) loss on extinguishment of debt	—	34	(790)	75
(Gain) from disposal of equity investment	(210)	—	(20,829)	—
Non-routine legal fees	988	—	1,763	—
Severance	—	—	295	—
Other costs	270	—	3,135	—
Loss from unconsolidated subsidiary	—	186	354	345
Income tax expense of adjustments (a)	—	—	—	(3)
Adjusted Non-GAAP net loss	$(16,313)	$(2,171)	$(39,960)	$(4,364)

Adjusted Non-GAAP net loss per share (Adjusted EPS)
Basic	$(0.17)	$(0.03)	$(0.48)	$(0.06)
Diluted	$(0.17)	$(0.03)	$(0.48)	$(0.06)

Weighted-average Non-GAAP common shares outstanding:
Basic	94,596,519	67,567,724	83,860,250	69,857,468
Diluted	94,596,519	67,567,724	83,860,250	69,857,468

(a) Represents incremental tax expense of adjustments made to reconcile Net Loss to Adjusted Non-GAAP Net Loss driven from loss from unconsolidated subsidiary.

Notes to Reconciliations of Non-GAAP Financial Measures to Nearest Comparable GAAP Measures

We present Adjusted EBITDA, Adjusted Non-GAAP Net Loss and Adjusted EPS as supplemental measures of our performance. We define Adjusted EBITDA as net loss plus (i) income tax (benefit) or expense, (ii) interest expense, (iii) depreciation expense, (iv) amortization of intangibles, (v) amortization of debt issuance costs, (vi) stock-based compensation (vii) gain on extinguishment of debt, (viii) gain from disposal in equity investment, (ix) non-routine legal fees, (x) severance, (xi) other costs and (xii) loss from unconsolidated subsidiary. We define Adjusted Net Loss as net loss plus (i) amortization of intangibles, (ii) amortization of debt issuance costs (iii) stock-based compensation, (iv) gain on extinguishment of debt, (v) gain from disposal in equity investment, (vi) non-routine legal fees, (vii) severance, (viii) other costs, (ix) loss from unconsolidated subsidiary and (x) income tax expense of adjustments. Adjusted EPS is defined as Adjusted Non-GAAP Net Loss Per Share using the weighted average basic and diluted shares outstanding.

Adjusted EBITDA, Adjusted Non-GAAP Net Loss and Adjusted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). We present Adjusted EBITDA, Adjusted Non-GAAP Net Loss and Adjusted EPS because we believe they assist investors and analysts in comparing our performance across reporting periods on an ongoing basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA, Adjusted Non-GAAP Net Loss and Adjusted EPS to evaluate the effectiveness of our business strategies.

(a) During the third quarter, the Company identified prior quarter errors related to basic and diluted earnings per share (EPS) calculation and overstated stock-based compensation. Although Management concluded these errors were not material to the prior quarter interim financial statements, the Company is correcting these errors by revising the previously issued unaudited consolidated financial statements as of June 30, 2021 and presenting the effect of the revision adjustment for the three and six months ended June 30, 2021. References herein to prior quarter net loss has been revised to reflect the decrease of $3.4 million in stock-based compensation and the increase of $0.09 in earnings per share. (See Footnote 2 to our unaudited consolidated financial statements included in our filing of our Q3 Quarterly Report on Form 10-Q.)